Exhibit 10.2

Summary of Compensation Arrangement between Agilent and William P. Sullivan

Effective March 1, 2005, William P. Sullivan was elected President, Chief Executive Officer and a Director of Agilent. Mr. Sullivan is provided with the following compensation arrangement: (1) an annual base salary of $850,000; (2) a short-term target bonus of 80 percent of base salary which will increase to 100 percent of base salary effective May 1, 2005; and (3) a total of 95,500 shares available under the long-term performance program and stock option grants totaling 149,000 shares. As President and Chief Executive Officer of Agilent, Mr. Sullivan is required to attain an investment level in Agilent’s stock equal to five times annual salary, including direct ownership of at least 20,000 shares of Agilent stock. This stock ownership level must be attained five years from election to his position. Mr. Sullivan’s employment is at-will.